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                               UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.

                          SCHEDULE 14A INFORMATION


        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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       Rule14a-6(e)(2))
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[X]    Soliciting Material Pursuant to Rule 14a-12

                            EL PASO CORPORATION
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                            EL PASO CORPORATION
                          MODERATOR: BRUCE CONNERY
                               MARCH 21, 2003
                               10:00 A.M. EST

OPERATOR: Good morning, ladies and gentlemen, and welcome to the El Paso Corporation Settlement conference call. At this time, all participants have been placed on a listen-only mode and the floor will be open for your questions after today's presentation.

It is now my pleasure to introduce today's host, Mr. Bruce Connery. Sir, you may begin.

BRUCE CONNERY, VICE-PRESIDENT OF INVESTOR RELATIONS, EL PASO CORPORATION:
Good morning, and thanks for joining our call. In just a moment, I will turn the call over to Ron Kuehn, our Chairman and Chief Executive Officer, but before I do, I need to make you aware of some forward-looking statements we'll make during the call and also make you aware of proxy information.

During today's conference call, we will make a number of forward-looking statements and projections that are made in reliance on the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The Company's made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this call, including, without limitation: actions by credit rating agencies; the successful implementation of settlement announced in today's release; receipt of all necessary judicial and regulatory approvals of the settlement; our ability to divest certain non-core assets; changes in commodity prices for oil; natural gas and power; general economic and weather conditions and geographic regions or markets served by El Paso Corporation and its affiliates or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulations; competition; the successful implementation of the 2003 business plan; and other factors described in the Company's and its affiliates Securities and Exchange Commission's filings. While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that the anticipated future results will be achieved. Reference must be made to these filings for additional important factors that may affect actual results.

Prior to its 2003 annual meeting, El Paso will furnish to its shareholders El Paso's definitive proxy statement related to this meeting, together with a WHITE proxy card. Shareholders are strongly advised to read this proxy statement when it becomes available as it will contain important information. Shareholders will be able to obtain El Paso's proxy statement in the amendments or supplements to the proxy statement and any other documents filed by El Paso with the SEC for free at the Internet Web site maintained by the SEC at www.sec.gov. Copies of the proxy statement and any of the amendments or supplements to the proxy statement will also be available for free at El Paso's Internet Web site at www.elpaso.com or by writing to El Paso Corporation Investor Relations, PO Box 2511, Houston, Texas, 77252.

In addition, copies of the proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc., at 800-322-2885 toll free, or by mail at proxy@mackenziepartners.com. To the extent the individuals, customers, independent industry researchers, financial analysts or El Paso commissioned research are quoted, it is El Paso's policy to use reasonable efforts to verify the source and accuracy of the quote. El Paso has not, however, sought or obtained the consent of the quoted source to the use of such quotes as proxy soliciting material.

Also, El Paso may express opinions and beliefs, except as otherwise expressed, attributed to another individual or entity. These opinions and beliefs are the opinions and beliefs of El Paso. Information regarding the names and affiliation and interests of individuals who may be deemed participants in the solicitation of proxies of El Paso shareholders is contained in Schedule 14a filed by El Paso with the SEC on February 18th, 2003, as amended by Schedule 14a filed by El Paso on March 18th, 2003.

With that aside, I'll turn the call over to Ron Kuehn.

RONALD L. KUEHN, JR., CHAIRMAN AND CEO, EL PASO CORPORATION: Thanks, Bruce. Good morning, everyone, and thank you all for joining us on such short notice. With me here today from El Paso's management team are: Peggy Heeg, General Counsel of El Paso Corporation; Brent Austin, President and Chief Operating Officer; John Somerhalder, President of El Paso's Pipeline Group; and Dan Collins, Deputy General Counsel for the El Paso Pipeline Group.

This has been an eventful period of time at El Paso. Since this is the first opportunity that I have had to speak with you in my new role, I wanted to take a few minutes to give you a brief update on our progress. We believe we have a solid operational and financial plan in place to address our challenges. So far, the execution of that plan has been better than expected. The plan includes focusing on our core businesses. In that regard, 35-percent of our capital expenditures this year are committed to maintaining and expanding our pipelines, 52-percent devoted to production, and the remainder to our other businesses.

The second part of our plan is to exit our non-core businesses quickly and prudently which we have been doing through a series of asset sales. These asset sales are crucial to improving the Company's financial liquidity and our financial flexibility. The effort is going very well. To date we have closed or signed agreements to sell $1.5 billion of assets so you can see we are well on the way to achieving our goal of monetizing 3.4 billion of assets. We recently raised this target from 2.9 billion to 3.4 billion with the completed sale of our Midcotton (ph) gas reserves for $500 million.

Another tenet of the plan is to simplify our balance sheet while improving our liquidity. As you know, we recently closed a 1.2 billion two-year secured loan and used the proceeds to pay off the balance of the Trinity River financing. This freed up substantial cash which is being generated by the assets used to secure the Trinity River financing, thus greatly improving our liquidity. This transaction also enabled us to use the freed up cash from Trinity River plus cash on hand to retire the $1 billion Limestone Electron notes. Finally, we also just issued a total of $700 million of bonds at Southern Natural and ANR.

The fourth leg of the plan is to aggressively move forward with getting our costs inline with what we will be on an ongoing basis. We have to bring our costs inline with what we are going to be, not what we were. We've made great progress here, but there is a lot more to be done. Last year, we reduced annual expenses by $300 million; this year, our target is to achieve additional savings of at least $150 million.

The final leg of the plan is to resolve the regulatory and litigation matters hanging over the Company, which leads us directly into today's announcement. As you all know by now, we have reached a comprehensive agreement in principle to resolve claims related to the Western Energy Crisis from September 1996 to the present. This settlement will resolve the principle litigation and claims against El Paso relating to the sale or delivery of natural gas and/or electricity in or to California, Washington, Oregon and Nevada. I am pleased we have secured a global settlement that will minimize current demands on our liquidity. We will be taking an estimated after-tax charge of approximately $650 million in the fourth quarter of 2002 to cover this settlement. Getting these issues behind us and moving ahead with our business plan is and has been our top priority.

Before I get to the details of the settlement, I want to reiterate that El Paso's actions were at all times consistent with both the letter and the spirit of the law. I am convinced the Company and its people have done nothing wrong, absolutely convinced. However, this litigation has been the subject of great concern in the financial markets. As objectionable as any settlement in these circumstances is, it allows us to put the uncertainties surrounding these issues behind us and move ahead with executing our plan.

This settlement is the result of many hours of hard work involving a very large number of parties. The parties to this settlement include: private class action litigants in California; the Governor and Lieutenant Governor of California; the Attorney Generals of California, Washington, Oregon and Nevada; the California Public Utilities Commission; the California Electricity Oversight Board; the California Department of Water Resources; Pacific Gas and Electric; and Southern California Edison Company. I particularly want to thank the El Paso team led by Peggy Heeg that helped navigate this very complex negotiation process.

This settlement is subject to the negotiation of definitive documents. In addition, the settlement requires the review and approval of the courts and the FERC. With regard to the FERC, El Paso, the CPUC, PG&E and SoCal Edison will file a joint request with the FERC to stay the issuance of a decision in the pending complaint proceeding. I want to be clear that this is an agreement in principle which means there is still work to be done. We anticipate that the settlement process can be completed by year end. I want to reiterate my belief in this Company and its people. El Paso is a great company with the best employees and assets in the business. I look forward to getting this settlement approved, moving ahead with our business, and continuing the impressive progress that we have made on our plans.

I'm going to turn the call over to Peggy Heeg now. Peggy is our General Counsel and, as I said earlier, was very involved in the negotiation process. Peggy will review the details of the settlement and then Brent Austin will follow with financial details. Peggy?

PEGGY A. HEEG, GENERAL COUNSEL, EL PASO CORPORATION: Thank you, Ron. We are very pleased to be able to announce this comprehensive settlement today. I'd like to first thank all of the participants who worked so hard to achieve a settlement that was structured to minimize the current demands on the Company's liquidity. Today's agreement in principle includes a number of key elements that I will go over with you.

There are primarily four components to the settlement; up-front payments of cash and stock, non-cash consideration, additional payments over time, and certain structural arrangements. Before I turn to the specific components of the settlement, I want to make clear that we negotiated this settlement as a package with the settling parties. They have agreed among themselves, and without our involvement, how they will allocate the package.

Turning first to the up-front payments. El Paso has agreed to pay the settling parties $100 million in cash. This payment will be made into an escrow account upon execution of a definitive settlement agreement. El Paso will also make a $2 million payment from the Company's officer bonus pool. We will issue $125 million in El Paso common stock to the parties once the settlement is effective. The number of shares that will be issued will be based on the average stock price for the 30 trading days prior to yesterday, the day of the announcement of the settlement. These shares will be sold within 90 days after issuance.

As to the second element, the non-cash consideration, El Paso will deliver to California border $45 million worth of natural gas annually for 20 years commencing in 2004. We have also agreed to reduce the pricing our long-term power contracts with the California Department of Water Resources by $125 million over the remaining terms of those contracts which run through the end of 2005.

The third component of the settlement, additional payments over time, the Company has agreed to make annual payments of $22 million a year for 20 years. This obligation will commence 12 months after execution of a settlement agreement. El Paso has the option to make 50-percent of any annual payment in stock.

As to the fourth component of the settlement, the structural agreement, El Paso's natural gas pipeline system has agreed to maintain its existing delivery capacity at the California border of 3,290 million cubic feet per day over a five year period. El Paso will seek FERC authority to assure that its customers have the contractual right to utilize that capacity on primary delivery point basis. El Paso has also agreed that no affiliates of El Paso will subscribe to new capacity on the El Paso natural gas pipeline system.

As Ron mentioned, El Paso, the CPUC, Pacific Gas and Electric and So Cal Edison will file a joint request with the FERC today to stay the issuance of a decision in the pending complaint proceeding at the FERC. The settlement is subject to review and approval by the courts and the FERC. We are hopeful that the settlement will be finalized by year end. Although there is still work to be done to implement this settlement, the agreement we're announcing today represents a significant milestone for the Company for the resolution of the Company's litigation and regulatory issues related to the Western Energy Crisis. This is a major accomplishment given the number of parties, the complexity of the issues involved and the financial exposure this settlement eliminates.

Brent Austin is now going to walk you through the financial implications of the settlement.

H. BRENT AUSTIN, PRESIDENT AND COO, EL PASO CORPORATION: Peggy, thank you very much. This settlement helps our Company with every constituency. It removes significant market uncertainties surrounding the Company. We are also pleased that we were able to achieve our primary goal in this settlement, mainly minimal demands on the Company's current liquidity. This settlement results in an estimated pre-tax charge of approximately $900 million, which translates into an estimated after-tax charge of approximately $650 million at a 28-percent tax rate. These amounts represent the present value of the settlement components, discounted at 10-percent. We will take this charge in the fourth quarter of 2002 as you will see in the 10-K that we file at the end of this month. In 2003 and future years, we will record an annual imputed interest charge on the declining present value of the ongoing elements of the settlement. This annual cost is expected to be on the order of eight cents per share and will decline over time.

With respect to the stock component of the settlement, we would expect to issue approximately 26.4 million common shares once the settlement is effective. There is also a provision in the settlement that El Paso will supply natural gas valued at $45 million annually to the California border for 20 years beginning in January 2004. The actual volume of the gas to be delivered per year will vary depending upon the level of future gas prices. However, it is important to note that El Paso's obligation is fixed at $45 million per year. As a result, the Company has no need or plan to hedge this future obligation. Additional details regarding the settlement will be included in the Company's Form 10-K which we plan to file at the end of the month.

With that, we'll now move to the Q&A. The primary purpose of today's call is to talk about the settlement, so we will only be answering questions relating to today's announcement. As Ron said earlier, we also have John Somerhalder and Dan Collins here with us today to help us answer your questions regarding the settlement. Operator, we're now ready to take questions.

OPERATOR: Thank you. The floor is now open for questions. If you do have a question, you may press the number one, followed by four on your telephone keypad at this time. If at any point your question is answered, you may remove yourself from the queue by pressing the pound key. We do ask that while you pose your question to please utilize your handset to provide optimum sound quality. Once again, that is one, followed by four for any questions at this time. One moment while I poll for questions.

Our first question is coming from Carol Cole of Prudential Securities. Please go ahead with your question.

CAROL COALE, PRUDENTIAL SECURITIES: Hi, thanks. Good morning. My question was related to the expected earnings impact to El Paso natural gas on having to deliver the fixed price of gas. Is this going to be--is there going to be any impact to revenues or EBIT related to this settlement going forward that we need to factor into our earnings estimate?

H. BRENT AUSTIN: Carol, I think in terms of the overall costs going forward, we'll have this imputed interest factor on the declining present value of the charge. That'll amount to about eight cents a share in 2003 based on our expected number of shares outstanding and that'll decline gradually over time, seven cents, six cents, six cents, five cents, that kind of thing.

CAROL COALE: OK, really more the question I was asking is are you going to be impaired in any way by delivering a fixed price of gas of $45 million a year on EPNG? Is that going to be a discount to what you're delivering today since, you know, currently your contract is with other shippers? Is there any impact to your revenue line or your earnings line? I'm not really looking at below the line type of...

H. BRENT AUSTIN: No, this will basically be a dollar cost that'll amortize the liability and it won't necessarily--in fact, I don't expect it will be incurred at El Paso Natural Gas. That element, the gas--the $45 million of annual gas value will be likely sourced through El Paso Merchant Energy and it's not--and it's not definitive. It's exactly how that gas is going to be supplied at this point in time.

CAROL COALE: OK. All right. That's really the only specific question that I had. Most of them were answered yesterday. I appreciate it. Thank you.

OPERATOR: Our next question is coming from Jay Yanello of UBS Warburg (Company: UBS AG; Ticker: UBS; URL: http://www.ubs.com/). Please go ahead with your question.

JAY YANNELLO, UBS WARBURG: Good morning. I hate to ask this on such a positive day, but...

PEGGY A. HEEG:  Yes.

JAY YANNELLO:... what could go wrong here? Where are the risks in actually getting this thing finalized? I would hope that FERC is going to approve it. Where do you see some of the risks? If you can comment on that, that would be great.

PEGGY A. HEEG: Yes, we do have quite a few steps that need to be taken. We have to finalize a definitive agreement; what we have now is a memorandum of understanding with quite a bit of detail. We also will have to go to the courts and get class certification and go through this certification process. And we will also need to get FERC to approve this. The FERC all along has been encouraging parties to resolve the Western Energy Crisis litigation and we're optimistic that they'll do so.

JAY YANNELLO:  Thank you.

OPERATOR: Our next question is coming from Anatol Feygin of JP Morgan (Company: J.P. Morgan Chase & Co. ; Ticker: JPM ; URL:
tttp://www.chase.com/). Please go ahead with your question.

ANATOL FEYGIN, JP MORGAN CHASE: Good morning, everyone. Can you give us a feel for Arizona and its role in this settlement? Obviously they were--they were late in filing their complaint. Can you just comment on that?

PEGGY A. HEEG: Yes. As you picked up in the press, Arizona has filed a lawsuit against El Paso. We have not even been served with that complaint yet so that lawsuit will continue. We believe that the Arizona lawsuit is significantly different than the lawsuit we faced in California and exposure underlying that litigation is significantly different.

If you follow the Firk (ph) case, you realize that one of the big issues was that the full requirements customers east of California were able to move more gas away from the California border. So the Arizona customers were basically able to get the capacity they needed, and were able to buy the gas in the production area at the lower rates and give it to Arizona. So we believe the exposure is significantly less.

ANATOL FEYGIN: Right. And one quick follow-up, I guess, to John. Can you just give us an update on the status of project 2000 and where EPNG capacity stands right now, and you know, products coming on to expand capacity east of California and into California?

JOHN W. SOMERHALDER II: Yes, this is John Somerhalder. Where we stand today, over the last two years we have placed and serviced two additional blocks of capacity first. As you all know we had some capacity out of service with the Carlsbad (ph) situation and the reduced pressures that we were required to operate at. That pressure has now been restored to the higher-pressure level. That returned in the range of 200 to 250 million a day of new, existing capacity back to service.

Additionally we have placed in service the all-American line. That has put on line about 230 million a day of capacity. We also are in the process now of buying compression equipment for the power up, which we have filed at Firk (ph), and it's 320 million a day of expansion. That will start coming online very late this year, early next year, and it will come over a time period of several months after that.

The net result is we will have added over 500 million a day of new capacity to serve these markets in addition to putting the capacity at Carlsbad (ph) back in service. So considerably more capacity available to serve both our east California customers and our California customers moving forward.

ANATOL FEYGIN: Right, and so maintaining the 32 90 shouldn't be a problem in any way?

JOHN W. SOMERHALDER II: No, with this level of capacity in service we have physical capability greater than the 32 90, so this works very well not only for California, but also it allows the east California customers to get the capacity they need for their growing markets as well.

ANATOL FEYGIN:  Great.  Thanks very much everyone.

JOHN W. SOMERHALDER II:  Yes.

OPERATOR: Our next question is coming from Curt Lawner of CSFB (Company:
Credit Suisse Group; Ticker: CSGKY; URL: http://www.credit-suisse.com/). Please go ahead with your question.

CURT LAWNER, CREDIT SUISSE FIRST BOSTON: Good morning. My questions were already asked by Jay and Anatol. Just echo the sentiments of many by congratulating the whole team for getting this done, including those that aren't on the call today. Thank you.

PEGGY A. HEEG:  Thank you, Curt.

OPERATOR: Our next question is coming from Charles Wyman of PIMCO. Please go ahead with your question.

CHARLES WYMAN, PIMCO: Thank you very much. There was standing around in the press the number of $100 million that was going to be given to the other states. And Peggy, based on your comments, where the states - that the states will be making the decision as to how the money will be allocated can you confirm that you're not paying another $100 million there?

PEGGY A. HEEG:  Yes, I can, I will confirm that.

CHARLES WYMAN: And your net present value based on the 28-percent tax rate of the settlement is somewhere around 850, Brent?

H. BRENT AUSTIN: No, the pre-tax net present value at a 10-percent discount rate is about 900 million at a 28-percent tax rate that turns into about 650 million after tax.

CHARLES WYMAN:  Great.  Thank you very much.

OPERATOR: Our next question is coming from Howard Kaminski of Duquesne Capital. Please go ahead with your question.

HOWARD KAMINSKI, DUQUESNE CAPITAL: Good morning. Two questions, one is just to confirm - a confirmation. So, the settlement - or the terms of the settlement will have no financial impact on the operating performance of El Paso Natural Gas. Is that correct?

RONALD L. KUEHN, JR. (?): Well it will in the sense that a piece of this settlement effectively will be pushed down, the cost of the piece of the settlement will be pushed down to EPNG. I would expect that El Paso Natural Gas, for example, will actually be making the - will be making the up front payments as well as the annual payments of 22 million a year. I expect that piece of the settlement to be incurred by EPNG, and when we book the $650 million charge for this in the fourth quarter of 2002 a portion of that will be reflected on El Paso Natural Gas's books.

HOWARD KAMINSKI: Approximately how much of the, on a going forward basis do you expect that this will impact the profitability of El Paso Natural Gas?

RONALD L. KUEHN, JR. (?): It won't affect the profitability, you know, going forward in terms of revenues and expenses. It's basically going to be a liability. I would estimate about 300 million of the 650 million charge will be booked at El Paso Natural Gas.

HOWARD KAMINSKI:  Is it - won't that amortize?

RONALD L. KUEHN, JR. (?): That will be amortized in over time like the whole charge.

HOWARD KAMINSKI: So, there will be an incremental $300 million liability?

RONALD L. KUEHN, JR. (?): There will be an other liability booked at El Paso Natural Gas and there will be imputed interest on the amortization of that liability going forward.

HOWARD KAMINSKI: OK. That's the first question. Second question, the settlement in principle - and let's just assume that the agreement is signed - will this have any positive implications on your ability to negotiate with your banks?

RONALD L. KUEHN, JR. (?): I think - I think, you know - I think removing the uncertainty surrounding the company is definitely a positive factor, you know, we would expect this to have a positive overall impact on those negotiations.

HOWARD KAMINSKI: But what do you think the timing of that would be for an announcement of the banks?

RONALD L. KUEHN, JR. (?): We're still in progress on that. You need to stay tuned.

HOWARD KAMINSKI:  Thank you.

OPERATOR: Our next question is coming from John Edwards of Deutsche Bank (Company: Deutsche Bank AG; Ticker: DB; URL: http://www.detsche-bank.de/). Please go ahead with your question.

JOHN EDWARDS, DEUTSCHE BANK: Yes, thanks. Just a couple questions on the detail on the 125 million to the department of water resources at discount. Is that in total or is that 125 million a year?

RONALD L. KUEHN, JR. (?): That's 125 million in total. And that will basically be amortized over the remaining life of those power contracts through year-end 2005, and that amortization will start once the settlement is effective.

JOHN EDWARDS: OK, and then what's your expectation now for the effective date of the settlement?

PEGGY A. HEEG: Yes, it's really difficult to answer that question. We believe it will be by year-end.

JOHN EDWARDS: OK, and then, and just to - you know, Anatol asked about this, but just to clarify, are there any other parties then that we should be aware of that there may be other outstanding litigation or that you're aware of, or potential litigation that you're aware of?

PEGGY A. HEEG:  Well ...

JOHN EDWARDS:  This then effectively has just closed the door ...

PEGGY A. HEEG: We believe this closes the door on all of the significant financial exposure related to the California energy crisis. People can continue to sue us if they want, if they opt out of the classes, for their own individual damages. We also mentioned Arizona. It's a party to the settlement, which are pretty significant, cannot bring any litigation against El Paso or gas and electricity from 1996 to the present. They've given us a full release.

JOHN EDWARDS: OK, and then on, in terms of, you know, where are we now in terms of your total debt to capital, you know, with this charge, you know, assuming that nicks (ph) your equity a bit? Where are we now in terms of that?

RONALD L. KUEHN, JR. (?): I'll tell you a couple of things. I don't want to go into specific figures, being just a little over a week away from filing our 10-K, but what I will tell you is that with this charge in the fourth quarter it's well within, when you look at our debt to total capital covenant for our revolving credit facilities which have the debt to total capital covenant, 70-percent maximum. We are well within that covenant even with this charge.

JOHN EDWARDS: OK, great. Thank you very much.

OPERATOR: Our next question is coming from Craig Shere of Standard and Poor's. Please go ahead with your questions.

CRAIG SHERE, STANDARD AND POOR'S: Hi, two questions - one kind of a clarification of what was just asked as far as quote unquote closing the door. When you certify as a class does that mean that businesses and private parties within the state either aren't allowed or don't have much legal basis to demand separate remuneration?

And my second question is do I remember correctly that you all are still owed 20 million in back receivables for power deliveries to California? And if my memory is correct are you going to get that money now and are you free of any other exposures relating to that?

PEGGY A. HEEG: The amount related to the power receivables, that is not impacted by this settlement. As to the class certification process and the impact on businesses, California law gives the parties, once you certify the class, to opt out of the settlement on their own behalf. If they, so the businesses will be in the settlement unless they opt out of the settlement during the certification process. If a party opts out of the settlement, they can pursue litigation for their own individual damages as opposed to the damages of the class. The settlement - also, the agreement we negotiated also provides that more than one-percent of the plaintiffs in either number or size of load opt out of the settlement we can terminate it.

CRAIG SHERE: And the settlement sounds like it covers everything though. I mean when you say it doesn't affect the receivables issue there's this pending Firk (ph), I know it's not as big a deal for you all as for other energy merchants, but the pending Firk (ph) decision about dealing with the combination of the receivables and any refunds - so if I understand it this eliminates all your liabilities from any refunds or anything more, and hopefully you're going to collect whatever you're owed in receivables?

PEGGY A. HEEG: As to the electric Firk (ph) cases, some of them are directly covered by this case to the extent it's the same parties. And some of them are not because they involve different parties. In the case that I believe you're referring to, which is the big refund case where we believe we have a net receivable, that is not impacted by this case, this settlement.

CRAIG SHERE:  The receivable isn't or the refund ...

PEGGY A. HEEG:  That proceeding (ph).

CRAIG SHERE: OK.  Thank you.

OPERATOR: Our next question is coming from David Maccarrone of Goldman Sachs (Company: The Goldman Sachs Group Inc.; Ticker: GS; URL:
http://www.gs.com/). Please go ahead with your question. Mr. Maccarrone, your line is live.

Our next question is coming from Stuart Orel of UBS Warburg. Please go ahead.

STUART OREL, UBS WARBURG: Hi, it's Stuart Orel. And I had a question, just some points of clarification first if I may. With these shares that are to be delivered is the amount of stock, once you have a definitive settlement based on the $125 million amount, or is it on a set number of shares based on today's value?

PEGGY A. HEEG: The number of shares will be fixed, and is fixed based on the value of the stock, $125 million worth of value based on the 30 days of trading prior to yesterday. So the number of shares will be fixed.

STUART OREL:  OK, thank you.

RONALD L. KUEHN, JR. (?): And it's approximately 26.4 million shares.

STUART OREL: Thank you. And the 22 million cash payment per annum, is it your option to pay half of that in stock over the entire term?

PEGGY A. HEEG:  Yes it is.

STUART OREL: OK, and the liability that's being booked at El Paso Natural Gas, what portion of the settlement is it? I mean the reserves, the natural gas reserves I assume aren't there so why are they taking half of this liability? And where might the natural gas to be delivered to the state of California, which entity would that impact?

RONALD L. KUEHN, JR. (?): Well, we're still working out how the various elements of the settlement will be booked, and all that will be reflected in the 10-Ks that we file at the end of the month, but my current expectation is that El Paso Natural Gas would basically book a certain portion of the settlement, the up front cash, the value of the stock, and the additional payments of 22 million a year. And you can present value those and tax effect them that's about 300 million out of the total 650 million of the settlement.

The gas payments and the CDWR (ph) contract, my expectation is those would be booked at El Paso Merchant Energy.

STUART OREL:  OK, very good.  Thank you.

OPERATOR: Our next question is coming from Peter Glerum of Deep Haven Capital. Please go ahead with your question.

PETER GLERUM, DEEP HAVEN CAPITAL: Hi, thanks for taking my call. Just a real quick question, I've heard a lot of people ask sort of similar questions, I just want to hear it real concretely. Minus the Arizona potential claims, I mean if your minds are you done here with all of these claims outstanding?

PEGGY A. HEEG: This settlement resolves all the litigation with respect to all the parties to the settlement which, as we've listed earlier, Ron listed who all those parties are - we believe that that's resolved once and for all, or any significant financial exposure that we have related to the western energy crisis.

PETER GLERUM:  Excellent.  Thank you.

OPERATOR: Our next question is coming from Mark Harris of Goldman Sachs. Please go ahead with your question.

Our next question is coming from Paul Patterson of Glenrock Associates. Please go ahead with your question.

PAUL PATTERSON, GLENROCK ASSOCIATES: Hi, good morning. Just wanted to get a clarification on this, the $900 million pre-tax charge includes the issuance of 125 million shares, is that correct? I mean $125 million worth of stock?

RONALD L. KUEHN, JR. (?): For these purposes, yes it does, Paul. We've included that just in the $125 million of value.

PAUL PATTERSON: OK and then, in terms of - you have a liability on your balance and you're amortizing that, is that a non-cash benefit to net income at all or you have imputed interest, I'm just a little confused as to how that actually works.

RONALD L. KUEHN, JR. (?): Well, we'll book the $650 million liability. There'll be a deferred tax piece, as well, that'll - that when you combine the 650 and the deferred tax piece that'll total the $900 million and then we'll, basically, amortize that liability over time and we'll apply what amounts to an imputed interest factor on then declining value of the $650 million after tax.

PAUL PATTERSON: OK and then, in terms of the - just to clarify, if somebody else is in California, I guess, is sort of the question and they haven't signed on to this deal, let's say they're just not a party that's there and somehow they now feel that they'd like to be, is there a potential that others parties, in the West I guess, which is what the question seems to be at, is there a potential that new litigation could come up if people are not currently a party or are they, basically, as residents or businesses, of the state that have signed on, are they, basically, not able to sue?

PEGGY A. HEEG: The - again, going back to the class action certification product, people will have the right to opt out of the class and if they do, they can sue us based on their individual damages. In addition, our co-defendant in some of the proceedings, which is for us, is not a party to this settlement.

PAUL PATTERSON:  OK.  I think I understand.  OK, thank you very much.

OPERATOR: Gentlemen, there appear to no further questions.

RONALD L. KUEHN, JR. (?):  Thank you very much.

OPERATOR: Thank you. This does conclude today's teleconference. You may disconnect your lines at this time, and have a wonderful day.


END